EXHIBIT 10.1

PROMISSORY NOTE

$30,175.80	Irvine, California
September 1, 2007

1.	Payment.

FOR VALUE RECEIVED, the undersigned, BIOLARGO, INC., formerly known as NUWAY MEDICAL, INC. (“Maker”), hereby promises to pay to the order of TROY & GOULD PROFESSIONAL CORPORATION, a California corporation with its principal office at 1801 Century Park East, 16th Floor, Los Angeles, California 90067 (“Holder”), the amount of Thirty Thousand One Hundred and Seventy Five Dollars and Eighty Cents ($30,175.80) – representing an amount of $25,592.14, plus interest thereon at the rate of five percent (5%) from November 1, 2004, to August 31, 2007, and six (6%) from September 1, 2007, to September 1, 2008 – as follows:

By twelve (12) equal monthly installments of $2,514.65, beginning on October 1, 2007, and ending on September 1, 2008 – an amortization schedule of such installment payments is attached as Exhibit “A.”

2.	Prepayment.

Maker may prepay the unpaid principal balance due under the Note, in whole or in part, at any time without premium or penalty. In such instance, Maker shall have no obligation to pay unaccrued interest, and any further interest due shall be calculated based on the reduced principal balance.

3.	Event of Default.

Any of the following constitutes an “Event of Default”:

(a) Maker’s failure to pay any amount when due hereunder;

(b) Failure of any such payment to clear; or

(c) Maker goes into bankruptcy or makes an assignment for the benefit of creditors.

4.	Damages.

In the Event of Default, the following shall be immediately due and payable without notice or demand by Maker:

(a) The principal amount under the Note, less any payments made (“Default Balance”); plus

(b) Interest on the Default Balance at the rate of 10% per annum, which shall accrue as of the date of default, and thereafter; plus

(c) All of Maker’s costs, expenses, and attorneys’ fees incurred enforcing or arising from this Note (as set forth in Paragraph 7 below).

5.	Waivers.

Maker expressly grants to Holder the right to release or to agree not to sue any other person, or to suspend the right to enforce this Note against such other person or to otherwise discharge such person; and Maker agrees that the exercise of such rights by Holder shall have no effect on the liability of any other person, primarily or secondarily liable hereunder. Maker waives demand for payment, presentment for payment, protest, notice of protest, notice of dishonor, notice of nonpayment, notice of acceleration of maturity, diligence in taking any action to collect sums owing hereunder, and any purported duty or obligation of Holder to effect, protect, perfect, retain, or enforce any security for the payment of this Note, or to proceed against any collateral before otherwise enforcing this Note.

6.	Application of Payments.

Each payment made under this Note shall be applied (i) first, to fees, costs and expenses incurred by Holder in enforcing or arising from this Note, (ii) second, to interest, and (iii) third, to the principal of this Note.

7.	Fees and Costs.

If any action, proceeding, or motion is brought to enforce this Note, or otherwise arises out of or in connection with this Note, the prevailing party in any such action or proceeding or on any such motion, shall be entitled to recover reasonable attorneys’ fees and costs, specifically including, but not limited to, non-statutory costs, incurred in connection therewith, specifically including, but not limited to, any post-judgment and appellate proceedings.

8.	Amendments/Modifications.

This Note may be cancelled or amended only by a written cancellation or amendment signed by Holder and Maker.

9.	Financial Information.

Maker shall promptly furnish Holder with summary information relating to such Maker’s financial condition, assets, and liabilities, and its ability to pay the unpaid balance of this Note, as Holder may from time to time reasonably request.

10.	Miscellaneous.

Further: (a) this Note shall inure to the benefit of and bind the Maker of this Note, and also its respective representatives, predecessors, parent companies, subsidiaries, affiliated entities, transferees, successors, assigns, joint-ventures and partners; (b) the individuals executing this Note represent and warrant that such person has all the necessary power and authority to execute this Note and bind Maker on this Note; (c) in the event that any provision of this Note should be held to be void, voidable, or unenforceable, the remaining portions hereof shall remain in full force and effect; (d) any action, proceeding, or motion brought to enforce this Note, or otherwise arising out of this Note, shall be subject to the venue and jurisdiction of the Superior Court of the County of Los Angeles, California; and (e) this Note may be brought into effect by facsimile signature, which shall be treated as an original.

IN WITNESS WHEREOF, Maker has executed this Promissory Note as of the date above.

BIOLARGO, INC. (formerly known as Nuway Medical, Inc.)

By:	/s/ Dennis Calvert
Dennis Calvert, CEO

Exhibit “A”

TROY & GOULD, PC

Promissory Note

Amortization Schedule

The amount of $29,217.56, at an annual rate of 6%; payments are due each month for the term of 12 months.

Date	No.	Payment	6% Interest	Principal	Balance
09/01/07					*$	29,217.56
10/01/07	1	$2,514.65	$146.09	$2,368.56		$26,849.00
11/01/07	2	$2,514.65	$134.25	$2,380.40		$24,468.60
12/01/07	3	$2,514.65	$122.34	$2,392.31		$22,076.29
01/01/08	4	$2,514.65	$110.38	$2,404.27		$19,672.02
02/01/08	5	$2,514.65	$98.36	$2,416.29		$17,255.73
03/01/08	6	$2,514.65	$86.28	$2,428.37		$14,827.36
04/01/08	7	$2,514.65	$74.14	$2,440.51		$12,386.85
05/01/08	8	$2,514.65	$61.93	$2,452.72		$9,934.13
06/01/08	9	$2,514.65	$49.67	$2,464.98		$7,469.15
07/01/08	10	$2,514.65	$37.35	$2,477.30		$4,991.85
08/01/08	11	$2,514.65	$24.96	$2,489.69		$2,502.16
09/01/08	12	$2,514.65	$12.49	$2,502.16		$—

Accumulated totals		$30,175.80	$958.24	$29,217.56

* Amount as of 10/31/04	$25,592.14
5% Interest from 11/1/04—8/31/07	$3,625.42
Total amount with interest 8/31/07	$29,217.56	*